EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-43138, 33-61907, 33-10257, 333-44959, 333-61833
and 333-90919) pertaining to the 1981 Employee Incentive Stock Option Plan, 1987 Stock Option Plan, 1995 Stock Option Plan, as amended, 1995 Non-Employee Directors' Stock Option Plan, as amended, and 1995 Employee Stock Purchase Plan, as amended, of California Micro Devices Corporation of our report dated April 25, 2001, with respect to the financial statements and schedule of California Micro Devices Corporation included in the Annual Report (Form 10-K) for the year ended March 31, 2001.

                                                            /s/ERNST & YOUNG LLP


San Jose, California
June 18, 2001